Exhibit 99.1

               Stillwater Mining Reports Third Quarter Results

    COLUMBUS, Mont., Nov. 1 /PRNewswire-FirstCall/ -- Stillwater Mining Company (NYSE: SWC) reported net income of $4.4 million for the third quarter of 2004 or $0.05 per diluted share, on revenue of $144.6 million, compared to a net loss of $1.6 million for the third quarter of 2003 or $0.02 per diluted share, on revenue of $66.6 million. The 2004 third-quarter results reflect higher revenues than in the year-earlier quarter as a result of the sale in the third quarter of 2004 of mine production stockpiled during the smelter re-bricking in the second quarter 2004. Higher realized PGM prices, increased sales of recycled catalysts, sales from the palladium inventory received in the Norilsk Nickel transaction, and contractual sourcing and sale of platinum and rhodium also contributed to the higher revenues in the 2004 third quarter.
    Third quarter 2004 results also include the effect of 10 days lost production from a strike at the Company's Stillwater Mine and its Metallurgical Operations and $2.4 million of directly associated costs, a charge of $5.2 million or $0.06 per diluted share, related to refinancing the Company's bank credit facility, and a valuation adjustment of $2.1 million or $0.02 per diluted share related to buying out the lease on a tunnel boring machine at the East Boulder Mine. The 2003 third quarter results include a non-cash charge for income tax of $1.2 million, or $0.01 per share, relating to a portion of the Company's deferred tax losses that were no longer available to the Company following the MMC Norilsk Nickel transaction in 2003.

     Third Quarter 2004 Highlights, Compared to Third Quarter 2003
     * Net income of $4.4 million, compared to a third quarter 2003 net loss of $1.6 million.
     * Combined average realized price for mine PGM production increased 18% to $479 per ounce.
     * Union members at the Stillwater Mine and Columbus Metallurgical Operations ratified a new three-year labor agreement and returned to work July 21, 2004 after a strike vote that halted production
        July 11, 2004.
     * Charges for refinancing the Company's credit agreement and buying out an equipment lease, totaling $7.3 million.
     *  The Company expanded its hedging of future platinum mine production.

    For the first nine months of 2004, the Company reported net income of $36.6 million, or $0.41 per diluted share, on revenue of $329.5 million, compared to a net loss of $22.6 million, or $0.37 per diluted share, on revenue of $190.8 million for the first nine months of 2003. The 2004 year-to-date results reflect the effect of 10 days lost production from a strike at the Stillwater Mine and Columbus Metallurgical Operations and $2.4 million of directly associated costs, $5.2 million, or $0.06 per diluted share, related to the refinancing of the Company's bank credit facility, and a valuation adjustment of $2.1 million or $0.02 per diluted share related to buying out the lease on a tunnel boring machine at the East Boulder Mine. The 2003 results included certain charges related to the issuance of shares to Norilsk Nickel, the Company's largest stockholder. These charges were a $15.2 million, or $0.25 per diluted share, non-cash charge to deferred income tax relating to tax loss carry-forwards no longer available to the Company following the Norilsk Nickel transaction, and $3.0 million ($2.0 million, or $0.03 per diluted share, after tax) of transaction costs charged to income.
    Announcing the Company's results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "The Company's results for the third quarter were sharply affected by costs of the strike, refinancing the credit facility and from buying out the lease on a tunnel boring machine. The outcome is the Company has a new labor agreement, a new credit agreement and has eliminated a costly lease agreement. Absent these costs, the Company would have reported higher net income. We estimate the overall effect of the strike at the Company's Stillwater Mine and Columbus Metallurgical Complex was in the range of $10 to $11 million, or $0.11 to $0.12 per share, which when combined with the refinancing and equipment-related charges reduced third-quarter earnings by about $18 million, or $0.20 per share. Revenues for the third quarter of 2004 benefited significantly, compared to the same period in 2003, from selling mine production stockpiled due to the smelter re-bricking in the second quarter, as well as from higher realized PGM prices, increased sales of recycled catalysts, sales out of the palladium inventory received in the Norilsk Nickel transaction and contractual sourcing and sale of platinum and rhodium."
    He continued, "Our overall mine production in the quarter was down as expected due to a 25% decrease in ounces produced at the Stillwater Mine related primarily to 10 days lost production from the union strike in the third quarter, but also due to a decrease in the average ore grade realized. Production at the East Boulder operation was not affected by the strike and was essentially flat during the quarter. Production at Stillwater has since returned to a normal level and, while we expect our fourth quarter mine production from both sites to improve, conversion of probable ore reserves to proven at the Stillwater Mine during 2004 is below our historical experience and will likely hold down production increases in the near-term that might otherwise have been possible. This also may result in lowering proven reserves at the Stillwater Mine at year-end 2004."
    "During the third quarter of 2004, the Company continued to hedge platinum prices in the forward market by entering into financially settled forward transactions. We continue to believe platinum prices could weaken going forward as the wide market price differential between platinum and palladium could drive future consumption toward palladium at the expense of platinum.
We now have locked in pricing on about half of our anticipated platinum mine production for the period from October 2004 through September 2006. These second and third quarter 2004 hedging transactions have fixed the price for a total of 150,800 ounces of anticipated platinum sales from mine production over the next twenty-four months at an overall average price of about $806 per ounce. Subsequent to the end of the third quarter the Company has entered into financially settled forward contracts covering an additional 9,000 ounces of platinum for the period of February of 2006 through October of 2006 at an overall average price of about $823 per ounce. These hedges are expected to modestly reduce the overall volatility of the Company's earnings and cash flow," stated McAllister.
    "Lastly," McAllister added, "during the third quarter we met with Chinese jewelry manufacturers and saw first hand the use of palladium as a pure jewelry metal. Manufacturers in China are producing palladium rings, bracelets, earrings and necklaces for a developing Chinese market. Chinese jewelry consumption of palladium is estimated to be over 500,000 ounces so far this year and could grow to twice that amount by year-end."

    OPERATING RESULTS
    During the third quarter of 2004, the Company produced a total of 121,000 ounces of palladium and platinum, which included 93,000 ounces of palladium and 28,000 ounces of platinum, compared to 146,000 ounces, which included 113,000 ounces of palladium and 33,000 ounces of platinum, in the third quarter of 2003. This was primarily due to a 25% decrease in ounces produced at the Stillwater Mine related to 10 days lost mine production from the union strike and a 5% decrease in average ore grade realized during the third quarter of 2004. Realized prices per ounce for mine production in the third quarter 2004 were $372 for palladium and $821 for platinum, compared to $353 and $590, respectively, in the third quarter of 2003. Palladium realizations benefited from the floor prices included in the Company's long-term sales contracts, while net realizations on a portion of the Company's platinum sales were constrained by the financially settled forwards in the third quarter. When platinum and palladium sales for the third quarter of 2004 are averaged together, the Company's combined realized price per ounce for mine production was $479, about 32% above the $363 per ounce combined market price for the same period, and 18% higher than the average combined realization for the third quarter of 2003.
    Total cash costs on a consolidated basis for the third quarter of 2004 increased 25% to $354 per ounce compared to $284 per ounce for the same period in 2003. Of the increase in total consolidated cash costs per ounce, $48 per ounce was primarily related to 10 days lost production at the Stillwater Mine from the union strike and a 5% decrease in the combined mill head grade at the Stillwater Mine during the third quarter of 2004 and $22 per ounce from increases in royalties and production taxes due to the higher PGM prices in the third quarter of 2004 as compared to the same period of 2003. Total consolidated production costs per ounce in the third quarter 2004 increased $88, or 25%, to $442 per ounce from $354 per ounce in the same period of 2003. The reasons for the increase parallel those for total cash costs.
    During the first nine months of 2004, the Company's mines produced 416,000 ounces of palladium and platinum, which included 321,000 ounces of palladium and 95,000 ounces of platinum, compared to 437,000 ounces, which included 337,000 ounces of palladium and 100,000 ounces of platinum, in the first nine months of 2003. Realized prices per ounce for mine production in the first nine months of 2004 averaged $377 for palladium and $844 for platinum, compared to $353 and $578, respectively, for the same period of 2003. Palladium realizations benefited from the floor prices included in the Company's long-term sales contracts and a portion of platinum realizations were constrained by ceiling prices in the same contracts. When platinum and palladium sales from mine production are averaged together for the nine-month period, the Company's combined realized price per ounce was $483, about 29% higher than the $375 per ounce combined market price for the same period, and 20%, or $81 per ounce, higher than the 2003 first nine months' combined realized price.
    Total consolidated cash costs per ounce for the first nine months of 2004 increased by $15, or 5%, to $297 compared to $282 for the same period of 2003. Of the increase in total consolidated cash costs per ounce $9 per ounce is due to lower ounces produced as a result of 10 days lost production due to the union strike at the Stillwater Mine and a decrease in mined ore grade at Stillwater, $12 per ounce is due to higher consolidated royalties and production taxes from increases in metal prices, offset by a decrease in operating costs of $19 per ounce at the East Boulder Mine as a result of higher production. Total consolidated production costs per ounce increased $21, or 6%, to $374 per ounce from $353 in the first nine months of 2004 as compared to the same period of 2003. The reasons for this increase parallel those for the increase in total consolidated cash costs per ounce.

    STILLWATER MINE
    At the Stillwater Mine, palladium and platinum production was 80,000 ounces in the third quarter of 2004, compared to 106,000 ounces in the third quarter of 2003. During the quarter, a total of 161,000 tons were milled with a combined mill head grade of 0.54 ounce per ton, compared to 203,000 tons with a combined mill head grade of 0.57 ounce per ton in the third quarter of 2003. The mine's PGM production was lower as a result of a 5% decrease in ore grade and lost production from the union strike early in the quarter.
    For the first nine months of 2004, the mine produced 293,000 ounces of palladium and platinum, compared to 322,000 ounces during the first nine months of 2003. The decrease parallels the decrease noted above for the third quarter.
    Total cash costs per ounce for the third quarter of 2004 increased to $341 from $260 for the same period in 2003 due to 10 days reduced production as a result of the union strike and the decrease in average ore grade and higher royalties and property taxes due to the higher PGM prices in 2004 as compared to 2003. For the same reasons, total production costs per ounce in the third quarter 2004 increased 34%, to $428 from $319 in the same period of 2003.
    For the first nine months of 2004, total cash costs per ounce were $280, up from $258 for the same period in 2003 due to lower production levels as a result of the union strike and higher royalties and production taxes due to the higher PGM prices in 2004 as compared to 2003. Total production costs per ounce increased 10%, to $351 in the first nine months of 2004 from $318 during the same period of 2003. These increases are due to the increases noted above for total cash costs and higher depreciation and amortization rates in 2004.
    During the third quarter of 2004 capital expenditures at the mine were $12.2 million, of which $11.4 million was for capitalized mine development, compared to the $12.0 million total and $11.3 million in development spending for the same period in 2003. Year-to-date capital spending was $34.7 million of which $32.3 million was spent for capitalized mine development, compared to $31.4 million and $29.1 million, respectively for the first nine months in 2003.

    EAST BOULDER MINE
    During the third quarter of 2004, the East Boulder Mine produced 41,000 ounces of palladium and platinum, about the same as in the third quarter of 2003. The mining rate averaged approximately 1,335 tons of ore per day for the quarter, up from approximately 1,300 tons of ore per day in the second quarter of 2004. The East Boulder mill processed a total of 126,000 tons with an average mill head grade of 0.38 ounce per ton during the third quarter of 2004, compared to 109,000 tons with a mill head grade of 0.42 ounce per ton for the same quarter last year.
    For the first nine months of 2004 the mine produced 123,000 ounces of palladium and platinum compared to 115,000 ounces for the first nine months of 2003. The increase in production is the result of ongoing efforts to ramp up production at the facility.
    Total cash costs per ounce in the third quarter of 2004 increased by $27, or 8%, to $378 compared to $351 per ounce for the same period in 2003 due to a $14 per ounce increase in operating costs, resulting in part from lower realized ore grades for the period, and a $13 per ounce increase in royalties, insurance and production taxes resulting from higher realized prices for metals in 2004. Total production costs per ounce produced in the third quarter of 2004 were $470 up from $449 in the third quarter of 2003. This increase paralleled the increase in total cash costs as noted above, offset by a $6 per ounce decrease in depreciation and amortization costs.
    For the first nine months of 2004, total cash costs per ounce decreased 3%, to $339 from $350 for the same period in 2003 due to the higher production levels. Total production costs per ounce decreased 4%, to $430 in the first nine months of 2004 from $448 in the same period of 2003. The decrease is primarily the result of increased production.
    During the third quarter of 2004, capital expenditures at the mine were $8.9 million, of which $5.2 million was incurred for capitalized mine development, compared to capital expenditures of $2.8 million, of which $2.4 million was for capitalized mine development, for the same period in 2003. Year-to-date capital spending is $17.4 million, of which $12.9 million was incurred for capitalized mine development, compared to capital of $9.6 million, of which $6.9 million was for development, in the first nine months of 2003.

    FINANCES
    Total revenues were $144.6 million for the third quarter of 2004, compared with $66.6 million for the third quarter of 2003. The $77.9 million increase in revenues resulted from the processing and sale of mine production which had been stockpiled during the second quarter of 2004 because of the smelter re-bricking, as well as from higher realized PGM prices overall in 2004, sales out of the 877,000-ounce palladium inventory the Company received from Norilsk Nickel in connection with its stock purchase transaction in 2003 plus the benefit of expanded secondary processing revenues under the Company's recycling contract and contractual sourcing and sale of platinum and rhodium. The sale of 110,000 ounces of the palladium inventory contributed $23.4 million to revenue for the third quarter of 2004, sales of 36,000 ounces of PGMs from recycling of catalysts provided $23.8 million to revenue and contractual sourcing and sale of platinum and rhodium contributed $9.3 million to revenue.
    Palladium sales from mine production totaled 140,000 ounces during the third quarter of 2004, compared to 112,000 ounces for the third quarter of 2003. Platinum sales from mine production were 44,000 ounces during the third quarter of 2004, compared to 32,000 for the same period of 2003. These large increases are due to sales in the 2004 third quarter of processed PGM's stockpiled due to the smelter re-brick during the second quarter.
    For the first nine months of 2004, revenues totaled $329.5 million, compared with $190.8 million for the first nine months of 2003. This 73% increase in revenues is primarily due to a 20% increase in the average combined realized palladium and platinum prices from sales of mine production, the sale of approximately 266,000 ounces of palladium inventory received in the Norilsk Nickel transaction, contributing $63.5 million, the increase in sales to 82,000 ounces of secondary reprocessing materials, contributing $52.0 million and the contractual sourcing and sale of platinum and rhodium, generating $9.3 million.
    Altogether, the total volume of PGMs sold increased 69% to approximately 782,000 ounces during the first nine months of 2004, compared with 462,000 for the same period of 2003. Palladium sales from mine production decreased to approximately 329,000 ounces during the first nine months of 2004 compared to 348,000 ounces for the first nine months of 2003. Platinum sales from mine production also decreased to approximately 96,000 ounces during the first nine months of 2004, compared to approximately 99,000 for the same period of 2003. The decrease in sales of mine production is due to the union strike and a lower realized ore grade during the third quarter of 2004. As already noted, this decrease in mined ounces sold was more than offset in total by sales out of the palladium inventory received in the Norilsk Nickel transaction, growth in the Company's recycling activities and by contractual sourcing and sale of platinum and rhodium.
    Net cash provided by operations for the third quarter of 2004 was $60.5 million, compared to $0.8 million for the same period of 2003. This $59.7 million increase in cash provided from operations was primarily driven by the 110,000 ounce increase in sales of palladium inventory received in the Norilsk Nickel transaction, the increase in mine production sales and changes in operating capital which resulted in a source of cash of $38.2 million in the quarter compared to a use of cash of $10.9 million for the same period last year. The change in working capital is primarily related to a decrease in inventory of $36.1 million attributed to the sale of palladium received in the Norilsk Nickel transaction and the processing and sale during the third quarter sale of inventory that was stockpiled during the smelter re-bricking.
    For the nine months ended September 30, 2004, net cash provided by operations was $100.3 million, compared to $36.8 million for the same period of 2003. The $63.5 million increase in cash provided by operations was primarily due to a 266,000 ounce increase in sales from the palladium inventory received in the Norilsk Nickel transaction and to changes in operating assets and liabilities, which resulted in a source of cash of $21.8 million in the first nine months compared to $10.4 million for same period last year. The change in working capital is primarily related to a $35.0 million decrease in inventory levels attributed to the sale of a portion of the palladium inventory received from Norilsk Nickel, offset by an increase in metal sales receivables of $14.7 million on these palladium sales.
    Capital expenditures totaled $20.9 million in the third quarter of 2004, which includes $16.6 million incurred in connection with capitalized mine development activities, compared to a total of $14.8 million, which included $13.7 million incurred in connection with capitalized mine development activities in the same period of 2003.
    For the first nine months of 2004, capital expenditures totaled $55.8 million, of which $45.3 million was incurred in connection with capitalized mine development activities, compared to $41.0 million for the same period of 2003, which included $36.0 million incurred in connection with capitalized mine development activities.
    As announced previously, on August 3, 2004, the Company entered into a new $180 million credit facility with a syndicate of financial institutions, replacing the Company's previous $250 million bank facility. The new credit facility provides for a $140 million six-year term loan facility and a $40 million five-year revolving line of credit. Amortization of the term loan facility commenced on August 31, 2004.
    As of September 30, 2004, the Company has $139.7 million outstanding under the new term facility bearing interest at a variable rate plus a margin (LIBOR plus 325 basis points, or 5.13% at September 30, 2004). During 2004, the Company obtained a letter of credit in the amount of $7.5 million as surety for its long-term reclamation obligation at East Boulder Mine, which reduces amounts available under the revolving credit facility to $32.5 million at September 30, 2004. The letter of credit carries an annual fee of 3.13%. The remaining amount available of the revolving credit facility bears an annual commitment fee of 0.75%
    At September 30, 2004, cash and cash equivalents were $101.7 million. The Company's net working capital at September 30, 2004 was $246.0 million, compared to $154.7 million at December 31, 2003. The increase in operating capital resulted primarily from an increase in the Company's cash balance and the reclassification of part of the current portion of long-term debt as a long-term obligation. The ratio of current assets to current liabilities was
5.4 at September 30, 2004, as compared to 2.4 at December 31, 2003.

    METALS MARKET
    During the third quarter of 2004, palladium averaged $216 per ounce, trading as high as $227, and as low as $205 per ounce, while platinum averaged $835 per ounce and traded as high as $885 per ounce and as low as $776 per ounce.
    The palladium price traded at close to $220 per ounce for most of the summer, until aggressive selling in early September by investors and speculators drove the price down to a low of $205 per ounce. Platinum rose above $800 per ounce in July as speculators and investors bought on the weakness of the U.S. dollar. The price continued upward in August to peak at $885 per ounce. A combination of factors including the anticipation, and subsequent occurrence, of a strike by mine workers in South Africa and buying by investment funds drove the platinum and palladium prices up at the end of the quarter with palladium breaking back over $230 per ounce in early October 2004. During August 2004, speculators fueled the rhodium market and with tight supply the price hit a high of $1,525 per ounce before easing back to the $1,300 per ounce level.
    The combined average market price per ounce of palladium and platinum for the third quarter of 2004, based on the Company's actual sales of mine production ounces, was $363 compared to $306 for the third quarter of 2003. The combined average market price for the two metals for the first nine months of 2004 was $375 per ounce compared to $309 per ounce for the same period in 2003.

    Stillwater Mining Company will host its third quarter results conference call at 12 noon Eastern Time on November 1, 2004. The conference call dial-in number is 800-553-5260 (US) and 612-332-0634 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at http://www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in number 800-475-6701 (US) and 320-365-3844 (International), access code 750711, through November 8, 2004.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: http://www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2003 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.


     Stillwater Mining Company
     Key Factors
     (Unaudited)
                                    Three months ended      Nine months ended
                                       September 30,           September 30,
                                     2004        2003        2004        2003
    OPERATING AND COST
     DATA FOR MINE PRODUCTION

    Consolidated:
    Ounces produced (000)
    Palladium                          93         113         321         337
    Platinum                           28          33          95         100
    Total                             121         146         416         437

    Tons milled (000)                 271         289         887         879
    Mill head grade
     (ounce per ton)                 0.49        0.55        0.51        0.54

    Sub-grade tons
     milled (000) (1)                  16          23          42          64
    Sub-grade tons mill
     head grade (ounce per ton)      0.18        0.17        0.22        0.19

    Total tons milled (000) (1)       287         312         929         943
    Combined mill head
     grade (ounce per ton)           0.47        0.52        0.50        0.52
    Total mill recovery (%)            90          91          91          91

    Total operating costs
     per ounce (2)                  $ 293       $ 245       $ 252       $ 249
    Total cash costs
     per ounce (2), (3)             $ 354       $ 284       $ 297       $ 282
    Total production
     costs per ounce (2), (3)       $ 442       $ 354       $ 374       $ 353

    Total operating costs
     per ton milled (2)             $ 123       $ 115       $ 113       $ 115
    Total cash costs
     per ton milled (2), (3)        $ 149       $ 133       $ 133       $ 131
    Total production costs
     per ton milled (2), (3)        $ 186       $ 166       $ 168       $ 163

    Stillwater Mine:
    Ounces produced (000)
    Palladium                          61          82         225         247
    Platinum                           19          24          68          75
    Total                              80         106         293         322

    Tons milled (000)                 145         180         526         545
    Mill head grade (ounce per ton)  0.58        0.63        0.59        0.63

    Sub-grade tons milled (000) (1)    16          23          42          64
    Sub-grade tons mill
     head grade (ounce per ton)      0.18        0.17        0.22        0.19

    Total tons milled (000) (1)       161         203         568         609
    Combined mill head
     grade (ounce per ton)           0.54        0.57        0.57        0.58
    Total mill recovery (%)            92          92          92          91

    Total operating
     costs per ounce (2)            $ 281       $ 224       $ 237       $ 228
    Total cash costs
     per ounce (2), (3)             $ 341       $ 260       $ 280       $ 258
    Total production
     costs per ounce (2), (3)       $ 428       $ 319       $ 351       $ 318
    Total operating
     costs per ton milled (2)       $ 138       $ 117       $ 123       $ 121
    Total cash costs
     per ton milled (2), (3)        $ 168       $ 136       $ 145       $ 136
    Total production costs
     per ton milled (2), (3)        $ 211       $ 167       $ 181       $ 168

    East Boulder Mine:
    Ounces produced (000)
    Palladium                          32          31          96          90
    Platinum                            9           9          27          25
    Total                              41          40         123         115

    Tons milled (000)                 126         109         361         334
    Mill head grade
     (ounce per ton)                 0.38        0.42        0.39        0.39

    Sub-grade tons
     milled (000) (1)                  --          --          --          --
    Sub-grade tons mill
     head grade (ounce per ton)        --          --          --          --

    Total tons milled (000) (1)       126         109         361         334
    Combined mill head
     grade (ounce per ton)           0.38        0.42        0.39        0.39
    Total mill recovery (%)            87          88          88          89

    Total operating
     costs per ounce (2)             $317        $302        $287        $306
    Total cash costs
     per ounce (2), (3)              $378        $351        $339        $350
    Total production
     costs per ounce (2), (3)        $470        $449        $430        $448

    Total operating costs
     per ton milled (2)              $104        $110         $98        $106
    Total cash costs
     per ton milled (2), (3)         $125        $128        $115        $120
    Total production costs
     per ton milled (2), (3)         $155        $163        $146        $154

     (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

     (2) Total cash costs for this purpose include costs of mining, processing and administrative expenses at the mine site (including mine site overhead, taxes other than income taxes, royalties, by-product credits from production and credits for secondary materials). For the purposes of reporting cash cost per ounce statistics for the company's mine operations, costs related to the secondary recycling of autocatalysts, offset by sales proceeds included in the company's revenue, are reflected as an allocated credit to operating costs. Total production costs include total cash costs plus depreciation and amortization. Income taxes, corporate general and administrative expenses and interest income and expense are not included in either total cash costs or total production costs.

     (3) Cash cost per ton milled and cash cost per ounce represent Non-GAAP measurements that management regularly uses to monitor and evaluate the performance of its mining operations and of the Company as a whole. Management believes that cash costs per ounce and cash costs per ton milled provide an indication of efficiency and productivity at each location and on a consolidated basis, as well as a meaningful basis for comparing results between the Company's mining operating properties. Operating costs per ounce and per ton milled provide a measure similar to cash cost per ounce and per ton milled, but exclude royalties and taxes (i.e. non-operating costs that tend to increase with rising PGM prices). Finally, production costs per ounce and per ton milled are a measure of total costs associated with each mill ton or ounce produced in any period, including depreciation, depletion and amortization costs. The Company believes each of these cost measures provides management and investors with a useful indication of the Company's operating performance.


     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)
                                    Three months ended      Nine months ended
                                       September 30,           September 30,
                                     2004        2003        2004        2003
    SALES AND PRICE DATA

    Ounces sold (000)
      Mine Production:
        Palladium                     140         112         329         348
        Platinum                       44          32          96          99
          Total                       184         144         425         447

      Other PGM activities:
        Palladium                     121           1         292           2
        Platinum                       24          11          51          13
        Rhodium                        10          --          14          --
          Total                       155          12         357          15

        Total ounces sold             339         156         782         462

    Average realized price
     per ounce (4)
      Mine Production:
        Palladium                    $372        $353        $377        $353
        Platinum                     $821        $590        $844        $578
          Combined (5)               $479        $405        $483        $402

      Other PGM activities:
        Palladium                    $219        $173        $241        $228
        Platinum                     $839        $662        $809        $655
        Rhodium                    $1,013        $479        $944        $556

    Average market price
     per ounce (4)
        Palladium                    $216        $189        $237        $201
        Platinum                     $835        $693        $845        $667
          Combined (5)               $363        $306        $375        $309

     (4) The company's average realized price represents revenues (include the effect of contractual floor and ceiling prices) and hedging gains and losses realized on commodity instruments, but excluding contract discounts, all divided by total ounces sold. The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey for rhodium prices for the actual months of the period.

     (5) Stillwater reports a combined average realized and market price of palladium and platinum based on actual sales of mine production ounces. Prior period amounts have been adjusted to conform with the current year presentation.


     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)

     Reconciliation of Non-GAAP measures to cost of revenues
     Total cash cost per ton milled and per ounce represent Non-GAAP measurements that management regularly uses to monitor and evaluate the performance of its mining operations. Management believes that total cash costs per ounce and per ton milled provide an indication of efficiency and productivity at each location and on a consolidated basis, as well as a meaningful basis for comparing results between the company's mining properties. Total operating costs per ounce and per ton milled provide a measure similar to total cash cost per ounce and per ton milled, but exclude royalties and taxes -- i.e., non-operating costs that tend to increase with rising PGM prices. Total production costs per ounce and per ton milled are a measure of total costs associated with each mill ton or ounce produced in any period, including depreciation, depletion and amortization costs. The company believes each of these cost measures provides management and investors with useful indicators of the company's operating performance.

                                    Three months ended      Nine months ended
                                       September 30,           September 30,
                                     2004        2003        2004        2003
    OPERATING AND COST
     DATA RECONCILIATION
    (in thousands except cost per
      ton and cost per ounce data)

    Consolidated:
    Total operating costs         $35,367     $35,842    $104,781    $108,667
    Total cash costs              $42,712     $41,582    $123,772    $123,271
    Total production costs        $53,377     $51,732    $155,716    $153,897
    Total ounces                      121         146         416         437
    Total tons milled                 287         312         929         943

    Total operating
     costs per ounce                 $293        $245        $252        $249
    Total cash cost per ounce        $354        $284        $297        $282
    Total production
     cost per ounce                  $442        $354        $374        $353

    Total operating cost
     per ton milled                  $123        $115        $113        $115
    Total cash cost per ton milled   $149        $133        $133        $131
    Total production
     cost per ton milled             $186        $166        $168        $163

    Reconciliation to
     cost of revenues:
    Gross operating costs         $37,451     $36,031    $109,331    $109,266
    Less: secondary
     recycling credit              (2,084)       (189)     (4,550)       (599)
      Total operating costs       $35,367     $35,842    $104,781    $108,667
    Royalties, taxes and other      7,345       5,740      18,991      14,604
      Total cash costs            $42,712     $41,582    $123,772    $123,271
    Asset retirement costs             94          87         277         254
    Depreciation and amortization  10,571      10,063      31,667      30,372
      Total production costs      $53,377     $51,732    $155,716    $153,897
    Change in product inventory    46,622       5,732      54,135      16,558
    Costs of secondary recycling   22,062       1,489      48,206       3,679
    Secondary recycling
     depreciation                      --          18          28          54
    Add: secondary
     recycling credit               2,084         189       4,550         599
    Loss or (gain) on sale of
     assets and other costs            --          69          (2)        107
      Total cost of revenues     $124,145     $59,229    $262,633    $174,894

    Stillwater Mine:
    Total operating costs         $22,251     $23,862     $69,571     $73,458
    Total cash costs              $27,052     $27,669     $82,179     $83,010
    Total production costs        $33,905     $33,934    $102,926    $102,340
    Total ounces                       80         106         293         322
    Total tons milled                 161         203         568         609

    Total operating
     costs per ounce                 $281        $224        $237        $228
    Total cash cost per ounce        $341        $260        $280        $258
    Total production
     cost per ounce                  $428        $319        $351        $318

    Total operating cost
     per ton milled                  $138        $117        $123        $121
    Total cash cost
     per ton milled                  $168        $136        $145        $136
    Total production
     cost per ton milled             $211        $167        $181        $168

    Reconciliation to
     cost of revenues:
    Gross Operating costs         $23,614     $23,999     $72,723     $73,913
    Less: secondary
     recycling credit              (1,363)       (137)     (3,152)       (455)
      Total operating costs       $22,251     $23,862     $69,571     $73,458
    Royalties, taxes and other      4,801       3,807      12,608       9,552
      Total cash costs            $27,052     $27,669     $82,179     $83,010
    Asset retirement costs             77          71         227         208
    Depreciation and amortization   6,776       6,194      20,520      19,122
      Total production costs      $33,905     $33,934    $102,926    $102,340
    Change in product inventory    10,487        (100)       (462)      8,719
    Add: secondary
     recycling credit               1,363         137       3,152         455
    Loss or (gain) on sale of
     assets and other costs            --          52          (2)         80
      Total cost of revenues      $45,755     $34,023    $105,614    $111,594

    East Boulder Mine
    Total operating costs         $13,116     $11,980     $35,210     $35,209
    Total cash costs              $15,660     $13,913     $41,593     $40,261
    Total production costs        $19,472     $17,798     $52,790     $51,557
    Total ounces                       41          40         123         115
    Total tons milled                 126         109         361         334

    Total operating
     costs per ounce                 $317        $302        $287        $306
    Total cash cost per ounce        $378        $351        $339        $350
    Total production cost per ounce  $470        $449        $430        $448

    Total operating cost
     per ton milled                  $104        $110         $98        $106
    Total cash cost per ton milled   $125        $128        $115        $120
    Total production cost
     per ton milled                  $155        $163        $146        $154

    Reconciliation to
     cost of revenues:
    Gross Operating costs         $13,837     $12,032     $36,608     $35,353
    Less: secondary
     recycling credit                (721)        (52)     (1,398)       (144)
      Total operating costs       $13,116     $11,980     $35,210     $35,209
    Royalties, taxes and other      2,544       1,933       6,383       5,052
      Total cash costs            $15,660     $13,913     $41,593     $40,261
    Asset retirement costs             17          16          50          46
    Depreciation and amortization   3,795       3,869      11,147      11,250
      Total production costs      $19,472     $17,798     $52,790     $51,557
    Change in product inventory     7,821        (895)       (141)      1,112
    Add: secondary
     recycling credit                 721          52       1,398         144
    Loss or (gain) on sale
     of assets and other costs         --          17          --          27
      Total cost of revenues      $28,014     $16,972     $54,047     $52,840

    Other PGM activities

    Reconciliation to
     cost of revenues:
    Change in product inventory   $28,314      $6,727     $54,738      $6,727
    Secondary recycling
     depreciation                     $--         $18         $28         $54
    Costs of secondary recycling   22,062       1,489      48,206       3,679
      Total cost of revenues      $50,376      $8,234    $102,972     $10,460


     Stillwater Mining Company
     Consolidated Statements of
      Operations and Comprehensive (Loss) Income
     (Unaudited)
     (in thousands, except per share amounts)

                                    Three months ended      Nine months ended
                                       September 30,           September 30,
                                     2004        2003        2004        2003

    Revenues:
      Mine production              88,034      58,398     204,681     179,928
      Secondary processing         23,824       1,696      52,010       4,331
      Sales of palladium
       received in Norilsk
       Nickel transaction
       and other                   32,707       6,550      72,774       6,550
        Total revenue             144,565      66,644     329,465     190,809

    Costs and expenses:
      Cost of metals sold:
        Mine production            63,199      40,932     127,995     134,062
        Secondary processing       22,062       1,489      48,206       3,679
        Sales of palladium
         received in Norilsk
         Nickel transaction
         and other                 28,313       6,727      54,737       6,727
          Total costs of
           metals sold            113,574      49,148     230,938     144,468

      Depreciation and
       amortization:

        Mine production            10,571      10,063      31,667      30,372
        Secondary processing           --          18          28          54
          Total depreciation
           and amortization        10,571      10,081      31,695      30,426
            Total costs
             of revenues          124,145      59,229     262,633     174,894

    General and administrative      6,674       3,377      14,322      10,340
    Loss on disposal of property,
     plant and equipment            1,991          --       1,916          --
    Norilsk Nickel transaction
     related expenses                  --          --          --       3,043
      Total costs and expenses    132,810      62,606     278,871     188,277

    Operating Income               11,755       4,038      50,594       2,532

    Other income (expense)
      Interest income                 489         136       1,159         315
      Interest expense             (7,876)     (4,021)    (15,137)    (13,616)

    Income (loss) before income
     taxes and cumulative effect
     of accounting change           4,368         153      36,616     (10,769)

    Income tax (provision) benefit     (3)       (590)         (3)      3,702

    Reduction of net operating
     loss deferred tax asset
     resulting from ownership
     change                            --      (1,191)         --     (15,170)

      Total income tax provision       (3)     (1,781)         (3)    (11,468)

    Income (loss) before cumulative
     effect of accounting change    4,365      (1,628)     36,613     (22,237)

    Cumulative effect of change
     in accounting for asset
     retirement obligations,
      net of $264 income tax benefit   --          --          --        (408)

    Net income (loss)              $4,365     $(1,628)    $36,613    $(22,645)

    Other comprehensive (loss)
     income, net of tax            (5,103)        390      (2,189)        742

    Comprehensive (loss) income     $(738)    $(1,238)    $34,424    $(21,903)

    Basic earnings (loss)
     per share
    Income (loss) before
     cumulative effect of
     accounting change              $0.05      $(0.02)      $0.41      $(0.36)
    Cumulative effect
     of accounting change              --          --          --       (0.01)
    Net income (loss)               $0.05      $(0.02)      $0.41      $(0.37)

    Diluted earnings (loss)
     per share
    Income (loss) before
     cumulative effect of
     accounting change              $0.05      $(0.02)      $0.41      $(0.36)
    Cumulative effect of
     accounting change                 --          --          --       (0.01)
    Net income (loss)               $0.05      $(0.02)      $0.41      $(0.37)

    Weighted average common
     shares outstanding
      Basic                        90,288      89,662      90,111      60,399
      Diluted                      90,714      89,662      90,372      60,399


     Stillwater Mining Company
     Consolidated Balance Sheets
     (Unaudited)
     (in thousands, except share and per share amounts)

                                                September 30,     December 31,
                                                   2004              2003
    ASSETS
      Current assets
        Cash and cash equivalents                $101,690           $47,511
        Restricted cash equivalents                 2,650             2,650
        Inventories                               167,530           202,485
        Accounts receivable                        18,521             3,777
        Deferred income taxes                       3,770             4,313
        Other current assets                        7,503             4,270
          Total current assets                    301,664           265,006

    Property, plant and equipment, net            441,374           419,528
    Other noncurrent assets                         6,320             6,054

          Total assets                           $749,358          $690,588

    LIABILITIES and STOCKHOLDERS' EQUITY
      Current liabilities
        Accounts payable                          $12,508            $9,781
        Accrued payroll and benefits               10,838            10,654
        Property, production and
         franchise taxes payable                    8,063             8,504
        Current portion of long-term debt
         and capital lease obligations              1,990             1,935
        Portion of debt repayable upon liquidation
         of finished palladium in inventory        15,421            74,106
        Other current liabilities                   6,796             5,290
          Total current liabilities                55,616           110,270

    Long-term debt and capital lease obligations  154,888            85,445
    Deferred income taxes                           3,770             4,313
    Other noncurrent liabilities                   15,088            11,263

          Total liabilities                       229,362           211,291

    Commitments and Contingencies

    Stockholders' equity
      Preferred stock, $0.01 par value,
       1,000,000 shares authorized; none
       issued                                          --                --
      Common stock, $0.01 par value,
       200,000,000 shares authorized;
       90,339,770 and 89,849,239 shares
        issued and outstanding                        903               899
      Paid-in capital                             603,099           592,974
      Accumulated deficit                         (77,143)         (113,756)
      Accumulated other comprehensive loss         (3,009)             (820)
      Unearned compensation -
       restricted stock awards                     (3,854)               --
        Total stockholders' equity                519,996           479,297

        Total liabilities and
         stockholders' equity                    $749,358          $690,588


     Stillwater Mining Company
     Consolidated Statements of Cash Flows
     (Unaudited)
     (in thousands)
                                    Three months ended      Nine months ended
                                       September 30,           September 30,
                                     2004        2003        2004        2003
    Cash flows from operating
     activities
    Net income (loss)              $4,365     $(1,628)    $36,613    $(22,645)

    Adjustments to reconcile
     net income to net cash used
     by Operating activities:
      Depreciation and
       amortization                10,571      10,081      31,695      30,426
      Deferred income taxes            --       2,034          --      11,685
      Cumulative effect of
       change in accounting
       for asset retirement
       obligations                     --          --          --         672
      Stock issued under employee
       benefit plans                  755         924       2,842       2,786
      Amortization and write-off
       of debt issuance costs       4,258         273       4,700       2,789
      Amortization of restricted
       stock compensation             412          --         686         670
      Loss on disposal of property,
       plant and equipment          1,991          --       1,916          --

    Changes in operating assets
     and liabilities:
      Inventories                  36,149        (478)     34,955      10,219
      Accounts receivable            (730)        902     (14,744)     13,190
      Accounts payable              1,415      (9,075)      2,727      (4,439)
      Other                         1,332      (2,281)     (1,118)     (8,594)

    Net cash provided by
     operating activities          60,518         752     100,272      36,759

    Cash flows from investing
     activities
      Capital expenditures        (20,905)    (14,780)    (55,797)    (40,975)

    Net cash used in investing
     activities                   (20,905)    (14,780)    (55,797)    (40,975)

    Cash flows from financing
     activities
      Proceeds from long-term
       financing, net             140,000          --     140,000          --
      Payments on long-term
       debt and capital lease
       obligations               (128,241)       (492)   (129,205)    (58,628)
      Issuance of common stock,
       related to Norilsk Nickel
       transaction (1)                 --          --          --     100,000
      Stock Issuance Cost,
       related to Norilsk Nickel
       transaction                     --          --          --      (9,716)
      Issuance of common stock,
       net of stock issue costs       267          64       2,747          64
      Payment for debt
       issuance costs                 757          --      (3,838)     (1,606)

    Net cash provided by
     financing activities          12,783        (428)      9,704      30,114

    Cash and cash equivalents
      Net increase (decrease)      47,882     (14,456)     54,179      25,898
    Balance at beginning
     of period                     53,808      66,267      47,511      25,913

    Balance at end of period     $101,690     $51,811    $101,690     $51,811

    Non-cash Financing
     activities:
    (1) Fair value of issuance
         of common stock              $--         $--         $--    $248,213
        Inventory received in
         connection with the
         Norilsk Nickel transaction    --          --          --    (148,213)
        Issuance of common stock,
         related to Norilsk Nickel
         transaction                  $--         $--         $--    $100,000

SOURCE  Stillwater Mining Company
    -0-                             11/01/2004
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-322-8742/ /Web site: http://www.stillwatermining.com/
    (SWC)

CO:  Stillwater Mining Company
ST:  Montana
IN:  MNG
SU:  ERN CCA